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                                                            EXHIBIT 99.(a)(1)(C)


                       [DIGIMARC CORPORATION LETTERHEAD]

                               February 16, 2001

Dear option holder:

   Due to today's difficult market conditions, you hold stock options with an exercise price that exceeds the market price of our common stock. Because our board of directors recognizes that these out-of-the-money stock options may not currently be providing performance incentives for our valued employees and consultants, the board has considered a number of ways to provide you with the benefit of options that over time may have a greater potential to increase in value.

   As a result, I am happy to announce that we will offer to exchange your outstanding options under our 1999 stock incentive plan or our 2000 non-officer employee stock incentive plan that have an exercise price of $20.00 per share or more (the "eligible options") for new options we will grant under those plans, depending on which plan the options tendered were granted under and applicable laws and regulations. We will not accept partial tenders of eligible options. Accordingly, you may only tender eligible options for all or none of the shares of common stock subject to each of your eligible option agreements. You also have the right to choose not to tender any of your eligible options. We are limiting the offer to option holders who have not received options after August 14, 2000. We have been informed by our officers and directors that they do not intend to tender any of their eligible options in the offer.

   The number of shares of common stock subject to the new options will be equal to the number of shares subject to the eligible options that you tender and we accept for exchange, as adjusted for any stock splits, stock dividends and similar events. Subject to the terms and conditions of the offer to exchange, we will grant the new options during the 30-day period commencing at least six months and two days after the date we accept and cancel the tendered options. If we accept and cancel the tendered options on March 16, 2001 as currently scheduled, we will grant the new options during the 30-day period from and after September 18, 2001.

   By tendering, you acknowledge that upon our acceptance of eligible options tendered by you, such eligible options shall be cancelled and you shall have no right to purchase stock under the terms and conditions of such cancelled options after the date of our acceptance.

   You must be an employee or consultant of us on the date we grant the new options in order to receive new options. If you are not an employee or consultant of us on the date we grant the new options, you will not receive any new options or any other consideration for the options tendered by you and canceled by us. In addition, if you are performing substantially different services for us on the date the new options are granted, we may grant you a different number of options or no options at all. The terms and conditions of new options will be substantially the same as the terms and conditions of your current eligible options, except in two respects:

  . the per share exercise price of all new options will equal the last reported sale price during regular trading hours of our common stock on the Nasdaq National Market on the date we grant the new options; and

  . regardless of whether the eligible options you tender have vested, the new options will vest daily in equal amounts over a three-year period beginning on the date we grant the new options.

   The board of directors makes no recommendation as to whether you should tender or refrain from tendering your eligible options in the offer. You must make your own decision whether to tender your eligible options.

   Our offer is being made under the terms and subject to the conditions of an offer to exchange and a related letter of transmittal which are enclosed with this letter. You should carefully read the entire offer to exchange and letter of transmittal before you decide whether or not to tender your eligible options. A tender of options involves risks that are discussed in the offer to exchange. To tender options, you will be required to properly complete and return to us the letter of transmittal and any other documents specified in that letter by the expiration date of our offer.
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   If you have any questions about the offer, please call Jeanne Biermann,
Stock Plan Administrator, at (503) 885-9699.

   We thank you for your continued efforts on behalf of Digimarc Corporation.

                                          Sincerely,

                                          E. K. Ranjit
                                          Chief Financial Officer and
                                           Secretary

Enclosures

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